Exhibit 16.1

April 15, 2005

Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Gentlemen:

We have read Item 4.01 of Form 8-K dated April 15, 2005, of Private Business, Inc. and are in agreement with the statements contained in the first through fourth paragraphs and the sixth paragraph on page 2 therein. We have no basis to agree or disagree with other statements of the registrant contained therein.

/s/ ERNST & YOUNG LLP